Exhibit 2 is the same in all respects to Exhibit 3, except that the Warrant is issued to Teddy L. Mansfield for 60,000 shares of Common Stock. The table at Article I,
Section 1.2 (iii) is as follows:

Warrant No. 001

Income Before Tax as a                  Number of Shares
Percentage of Budgeted                  Issuable on Exercise of
Income Before Tax                       the Fiscal Year's Installment

98 but less than 100%                          10,800
96% or more but less than 98%                   9,600
94% or more but less than 96 %                  8,400
92% or more but less than 94%                   7,200
90% or more but less than 92%                   6,000
88% or more but less than 90%                   4,800
86% or more but less than 88%                   3,600
84% or more but less than 86%                   2,400
82% or more but less than 84%                   1,200
Less than 82%                                      -0-